                                                                   EXHIBIT 10.26

                                                             [LOGO APPEARS HERE]

August 28, 2001  Revised

Kevin Kennedy
690 Loyola Drive
Los Altos, CA 94124

Dear Kevin:

I am delighted to make you this offer to join Openwave Systems Inc. effective August 22, 2001. This offer letter serves to confirm our previous discussions.

The offer is for you to join us as Chief Operating Officer, reporting to me. Your responsibilities will include: Product Development, Marketing, IT, Business Development, Market Development, Corporate Development, including mergers and acquisitions, and Office of Customer Operations {OCO Sales & Customer Advocacy}.

 . Your monthly salary will be $31,250 per month, or $375,000.00 on an annualized basis.

 . You are eligible to participate in the Corporate Bonus Program with a target of 75% of your annual salary. Your actual payout for the 2001 plan year will be based on your actual base salary earned during 2001. Corporate performance determines the payout pool, while your individual performance determines your actual payout. The program is subject to specific terms and conditions, which will be provided under separate cover. During your first 12 months of employment only, Openwave will guarantee corporate performance at target level.

 .  Providing you are employed as a regular full time employee by Openwave
   Systems Inc. (or one of its subsidiaries) on the following dates, and based upon the completion of mutually agreed upon initial deliverables, Openwave will pay you the gross cash bonus corresponding with each respective date listed below:

          September 1, 2001      $250,000
          November 1, 2001       $250,000
          January 1, 2002        $250,000

     Should your employment with Openwave voluntarily terminate within your first twelve (12) months of employment, you agree to pay back the bonuses on a pro-rated basis, with pro-ration based upon the number of months of your service with the Company.

 . Subject to the approval of the Compensation Committee of the Board of Directors of Openwave you will be granted options to purchase 2,500,000 shares of Common Stock. This will be broken into three separate grants; the first grant of 2,000,000 shares will be made within two(2) weeks of your start date and subsequent grants for 250,000 shares each, will be granted in February, 2002 and August, 2002, respectively, on dates determined by the Compensation Committee at an exercise price equal to the closing price of the Common Stock on the respective grant dates. The vesting commencement date and the date of grant will be the same. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your vesting commencement date and the remaining shares will vest monthly thereafter. Vesting will, of course, depend on your continued employment with Openwave.

 .  Providing you are employed as a regular full time employee by Openwave
   Systems Inc. (or one of its subsidiaries) on the following dates, and based upon the completion of mutually agreed upon deliverables, Openwave will pay you the net cash bonus (bonus will be grossed up for taxes) corresponding with each respective date listed below:

          June 30, 2002           $235,000
          September 30, 2002      $210,000
          December 31, 2002       $206,000
          March 31, 2003          $205,000
          June 30, 2003           $203,000
          August 31, 2003         $200,000

                                                             [LOGO APPEARS HERE]

 . Subject to the approval of the Compensation Committee of the Board of Directors of Openwave, you will be granted, as of your date of employment, 150,000 shares of restricted stock. The shares will vest as follows: 25,000 shares will be immediately vested upon date of grant, and 25,000 shares will vest at the end of each calendar quarter beginning 12/31/01, with 100% vesting on 12/31/02. Vesting will, of course, depend on your continued employment with Openwave.

 . Openwave will provide you with a loan of $1,200,000 which you may use to assist in the payment of taxes on the grant of restricted stock, should you decide to file an 83(b) election. Details and terms of the loan will be provided in the loan document.

 . As an employee, you are also eligible to receive our standard employee benefits.

 . You should be aware that your employment with Openwave is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Openwave is free to conclude its employment relationship with you at any time, with or without cause. Should your employment be terminated except "for cause" during the first 24 months of employment, you will be eligible to receive a severance package equal to 12 months of target pay and benefits, excluding the further vesting of option. After 24 months of employment, this severance package will be equal to six months of target pay and benefits, excluding the further vesting of options.

          "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) refusal or failure to act in accordance with any specific direction or order of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company.

   You will be offered to sign a change of control agreement that provides for 75% accelerated vesting of stock and stock options upon a change of control and the remaining 25% vested if your employment is deemed involuntarily terminated as a result of a substantial diminishment of responsibilities within a 12-month period after the Company is acquired. In addition, under these circumstances, and upon your termination the outstanding balance on any loans extended to you by Openwave will also be forgiven and "grossed up" for any taxes then due on income resulting from forgiveness of the indebtedness. More details will be provided in the change of control agreement, which will be provided under separate cover.

   You are invited to attend Day One Orientation on your first day of work during which you will learn more about Openwave's business, culture and benefits. Our Human Resources Department will contact you regarding the specific details for your orientation. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

   Upon joining Openwave you will be required to sign confidentiality and invention agreement in which you will be asked to protect the company's confidential information and to assign to the company any inventions produced in the course of your work.

                                                             [LOGO APPEARS HERE]

     Please review these terms to make sure they are consistent with your understanding. If so, please sign and return this offer letter via fax to Alicia Villegas at 650 480-7414.

     Your acceptance of this offer represents a unique opportunity for Openwave both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you.

                                                 Accepted by:

           ---------------------------           -----------------------------
           Don Listwin                           Kevin Kennedy
           President and CEO